UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND N15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 0-29575

                                   HOTELS.COM
             (Exact name of registrant as specified in its charter)


                           10440 N. CENTRAL EXPRESSWAY
                                    SUITE 400
                               DALLAS, TEXAS 75231
                                 (214) 361-7311

    (Address, including zip code and telephone number, including area code,of registrant's principal executive offices)

                 CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [X]                               Rule 12h-3(b)(1)(i)  [X]
Rule 12g-4(a)(1)(ii) [ ]                               Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]                               Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii) [ ]                               Rule 12h-3(b)(2)(ii) [ ]
                                                       Rule 15d-6           [ ]

       Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Hotels.com has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: June 23, 2003
                                      HOTELS.COM


                                      By:   /s/ Gregory S. Porter
                                         ------------------------------
                                         Name:  Gregory S. Porter
                                         Title: Vice President and
                                                General Counsel